Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

NUBURU, INC.

CONVERTIBLE PROMISSORY NOTE

$[insert principal amount of note] [DATE]

FOR VALUE RECEIVED, Nuburu, Inc., a Delaware corporation (the “Company”) promises to pay to [____________________], or its registered assigns (“Investor”), in lawful money of the United States of America the principal sum of [__________] Dollars ($[_________]), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 7% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) June 23, 2026 (the “Maturity Date”), or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Investor or made automatically due and payable, in each case, in accordance with the terms hereof. This Note is one of the “Notes” issued pursuant to the Purchase Agreement.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1.
Payments.
(a)
Interest. Accrued interest on this Note shall be payable at maturity, in cash or in kind, as set forth in Section1(e) of the Purchase Agreement.
(b)
Voluntary Prepayment. This Note may not be prepaid (in full or in part), without the written consent of the Investor.
(c)
Mandatory Prepayment. In the event of a Sale of the Company, the outstanding principal amount of this Note, plus all accrued and unpaid interest, in each case that has not otherwise been converted into equity securities pursuant to Section 4, shall (i) if the Investor so elects, be converted into equity securities pursuant to Section 4 immediately prior to the closing of such Sale of the Company or (ii) be due and payable immediately prior to the closing of such Sale of the Company, together with a premium equal to 150% of the outstanding principal amount to be prepaid.

2.
Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:
(a)
Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note or any other Transaction Document on the date due and such payment shall not have been made within five (5) business days of the Company’s receipt of written notice to the Company of such failure to pay;
(b)
Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the other Transaction Documents (other than those specified in Section 2(a)) and such failure shall continue for ten (10) business days after the Company’s receipt of written notice to the Company of such failure;
(c)
Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to Investor in writing in connection with this Note or any of the other Transaction Documents, or as an inducement to Investor to enter into this Note and the other Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished;
(d)
Default on Indebtedness. The Company shall default with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $100,000 (or its foreign currency equivalent) in the aggregate of the Company, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise and, in each such case, such indebtedness is not discharged, or such acceleration is not otherwise cured or rescinded, within 30 days (or, in the case of clause (ii) above, within the greater of (x) 30 days or (y) the duration of any grace period or extension of time for payment applicable thereto);
(e)
Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing;
(f)
Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement; or
(g)
Judgments. A final judgment or order for the payment of money in excess of one hundred thousand dollars ($100,000) (exclusive of amounts covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any of its subsidiaries, if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy.
3.
Rights of Investor upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Section 2(e) or 2(f)) and at any time thereafter during the continuance of such Event of Default, Investor may, with the written consent of the Requisite Holders, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Section 2(e) or 2(f), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Investor may, with the written consent of the Requisite Holders, exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.
4.
Conversion.
(a)
Voluntary Conversion. At any time following June 23, 2023 and prior to the payment in full of the principal amount of this Note, the Investor has the right, at Investor’s option, to convert the outstanding principal amount of this Note and all accrued and unpaid interest on this Note into fully paid and nonassessable shares of the Company’s common stock at a price per share equal to $0.688 (subject to appropriate adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) (the “Conversion Price”).
(b)
Mandatory Conversion. At any time following June 23, 2023 and prior to the payment in full of the principal amount of this Note, the Requisite Holders, on behalf of all holders of the Notes, may irrevocably elect to convert the outstanding principal amount of all Notes and all accrued and unpaid interest on such Notes into fully paid and nonassessable shares of the Company’s common stock at the Conversion Price.
(c)
Conversion Procedure.
(i)
Conversion Pursuant to Section 4(a). Before Investor shall be entitled to convert this Note into the applicable shares of the Company’s stock in accordance with Section 4(a), it shall surrender this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) and give written notice to the Company at its principal corporate office of the election to convert the same pursuant to Section 4(a), and shall state therein the amount of the unpaid principal amount of this Note to be converted. The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a notice of issuance of uncertificated shares or evidence of book-entry for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(c)(iii). Any conversion of this Note pursuant to Section 4(a) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(c)(i) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(ii)
Conversion Pursuant to Section 4(b). In the event the Requisite Holders elect to convert the Notes into the applicable shares of the Company’s stock in accordance with Section 4(b), the Requisite Holders shall send the Company a written notice of such election (the “Requisite Holder Election Notice”), which notice shall be dated and signed by an authorized representative of each Requisite Holder, shall set forth the aggregate principal amount of the Notes held by the Requisite Holders that are signatory to such election, shall state that the Requisite Holders have elected on behalf of all holders of the Notes to convert the Notes into the applicable shares of the Company’s stock in accordance with Section 4(b), and provide a mailing address for each Requisite Holder. The Company shall, as soon as practicable thereafter, issue and deliver to each Investor holding outstanding Notes a notice of issuance of uncertificated shares or evidence of book-entry for the number of shares to which Investor shall be entitled upon such conversion, including a check payable or wire transfer to Investor for any cash amounts payable as described in Section 4(c)(iii). Any conversion of the Notes pursuant to Section 4(b) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(c)(ii) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.
(iii)
Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence. In addition, to the extent not converted into shares of capital stock, the Company shall pay to Investor any interest accrued on the amount converted and on the amount to be paid by the Company pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.
(d)
Notices of Record Date. In the event of:
(i)
Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;
(ii)
Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other Person or any consolidation or merger involving the Company; or
(iii)
Any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will mail to Investor at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; or (B) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

(e)
Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of this Note such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, without limitation of such other remedies as shall be available to the holder of this Note, Company will use its best efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes.
5.
Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Event of Default” has the meaning given in Section 2 hereof.

“Independent Third Party” shall mean any Person who, immediately before the contemplated transaction, (a) does not own more than 5% of the Company’s common stock (a “5% Holder”), (b) is not an Affiliate of a 5% Holder, (c) together with its Affiliates would not in the aggregate be a 5% Holder, and (d) is not the spouse or descendent (by birth or adoption) of a 5% Holder.

“Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Investors” shall mean the investors that have purchased Notes.

“Notes” shall mean the convertible promissory notes issued pursuant to the Purchase Agreement, including pursuant to any Additional Closing (as defined in the Purchase Agreement).

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the other Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding. Notwithstanding the foregoing, the term “Obligations” shall not include any obligations of Company under or with respect to any warrants to purchase Company’s capital stock.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Purchase Agreement” shall mean the Note and Warrant Purchase Agreement, dated as of June 12, 2023 (as amended, modified or supplemented), by and among the Company and the Investors (as defined in the Purchase Agreement) party thereto.

“Requisite Holders” means (i) the Lead Investor (as defined in the Purchase Agreement), and (ii) for all purposes under the Purchase Agreement and the Note, Investors holding more than 50% of the aggregate outstanding principal amount of the Notes (which, for the avoidance of doubt, may include the Lead Investor).

“Sale of the Company” means any transaction or series of related transactions pursuant to which any Independent Third Party or group of Independent Third Parties acquires (a) 100% of the Company’s common stock on a fully diluted basis (whether by merger, consolidation, sale or other transfer of common stock, reorganization, recapitalization or otherwise), or (b) all or substantially all of the assets of the Company and its subsidiaries, determined on a consolidated basis, in each case immediately following which all of the net proceeds from such transaction are distributed to the stockholders in a liquidation of the Company in accordance with their distribution rights upon liquidation under the Company’s governing documents.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Transaction Documents” shall mean this Note, each of any other Notes, the Purchase Agreement, the Warrants and the Registration Rights Agreement (as defined in the Purchase Agreement).

“Warrant” shall mean the warrant issued to Investor under the Purchase Agreement.

6.
Miscellaneous.
(a)
Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof.
(i)
Subject to the restrictions on transfer described in this Section 6(a), the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.
(ii)
With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 6(a) that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made. Each Note thus transferred and each certificate, instrument or book entry representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.
(iii)
Subject to Section 6(a)(ii), transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company as provided in the Purchase Agreement. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.
(iv)
Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Requisite Holders.

(b)
Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Requisite Holders; provided, however, that no such amendment, waiver or consent shall: (i) reduce the principal amount of this Note without Investor’s written consent, or (ii) reduce the rate of interest of this Note without Investor’s written consent.
(c)
Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail (if to Investor) or otherwise delivered by hand, messenger or courier service addressed:
(i)
if to Investor, to Investor’s address or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, or, until such holder so furnishes an address or electronic mail address to the Company, then to the address or electronic mail address of the last holder of this Note for which the Company has contact information in its records; or
(ii)
if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 7442 S Tucson Way, Suite 130, Centennial, CO 80112, or at such other current address as the Company shall have furnished to Investor, with a copy (which shall not constitute notice) to Michael Danaher, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304-1050, email: MDanaher@wsgr.com.

Each such notice or other communication shall for all purposes of this Note be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Note or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), Investor consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to any facsimile number for Investor in the Company’s records, (ii) electronic mail to any electronic mail address for Investor in the Company’s records, (iii) posting on an electronic network together with separate notice to Investor of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to Investor. This consent may be revoked by Investor by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

(d)
Pari Passu Notes. Investor acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to any other Notes. In the event Investor receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Notes, then Investor shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.
(e)
Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(f)
Default Rate; Usury. During any period in which an Event of Default has occurred and is continuing, the Company shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the rate otherwise applicable hereunder plus two percent (2%). In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.
(g)
Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.
(h)
Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.
(i)
Jurisdiction and Venue. Each of Investor and the Company hereby submits and consents irrevocably to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for the interpretation and enforcement of the provisions of this Note. Each of Investor and the Company also agrees that the jurisdiction over such persons and the subject matter of such dispute shall be effected by the mailing of process or other papers in connection with any such action in the manner provided for in Section 6(c) or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process.
(j)
Waiver of Jury Trial. By acceptance of this Note, Investor hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note or any of the Transaction Documents.
(k)
Tax Withholding. Notwithstanding any other provision to the contrary, the Company shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable with respect to this Note such amounts as may be required to be deducted or withheld therefrom under any provision of applicable law, and to be provided any necessary tax forms and information, including Internal Revenue Service Form W‑9 or appropriate version of IRS Form W‑8, as applicable, from each beneficial owner of the Note. To the extent such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts otherwise would have been paid.

(signature page follows)

The Company has caused this Note to be issued as of the date first written above.

NUBURU, INC.,

a Delaware corporation

By:

Name:

Title:

(Signature page for Note)